Exhibit 99.1

Axiall Appoints William Mansfield Non-Executive Chairman of the Board

Mark Noetzel to Continue as Independent Director

ATLANTA – March 8, 2016 – Axiall Corporation (NYSE: AXLL) today announced that William (“Bill”) L. Mansfield has been elected non-executive chairman of the company’s board of directors, effective immediately. Mr. Mansfield has served on the board as an independent director since September 2012 and succeeds Mark L. Noetzel, who served as chairman since January 2010. Mr. Noetzel will continue to serve on the Axiall board as an independent director.

“With his extensive knowledge of the chemicals industry and considerable strategic acumen, Bill Mansfield has been a tremendous asset to the Axiall board and management team since joining us several years ago,” Mr. Noetzel said. “I have been privileged to serve Axiall for six years as chairman, and I am confident that Bill is well-suited to take on the considerable responsibilities and challenges of this important position.”

“I am honored to assume the role of non-executive chairman and look forward to sharing insights and guidance with Tim Mann and the rest of the management team as we continue to take action to aggressively enhance the company’s financial and operational performance and drive value for shareholders,” Mr. Mansfield said. “My fellow directors and I thank Mark for his valuable leadership and vision as Axiall’s chairman over the past six years and are pleased that he will continue to serve on the board.”

Mr. Mansfield has served as an Axiall director since September 2012. He served as the chairman of the board of Valspar Corporation from 2008 until his retirement in 2012. He previously served as chief executive officer of Valspar from February 2005 until his retirement from management in June 2011. Mr. Mansfield joined Valspar in 1984 and held a number of senior positions of increasing responsibility prior to his appointment as CEO. He earned a bachelor’s degree from Drexel University and a master’s degree in business administration from Lehigh University. Mr. Mansfield also serves as a director of Bemis Company, Inc., a leading flexible packaging company and of Triumph Group, a global leader engaged in the design, engineering, manufacture, repair, overhaul, and distribution of aerostructures, aircraft components, accessories, subassemblies and systems.

Mr. Noetzel has served as a director of Axiall and its predecessor company since September 2009 and as the non-executive chairman of the board since January 2010. He was president and CEO of Cilion, Inc., a venture-capital-backed renewable fuel company, from August 2007 to May 2009. Prior to this role, he served in several senior positions at BP plc from 1998 to 2007, including group vice president of global retail, group vice president of B2B fuels and new markets and group vice president of chemicals. Mr. Noetzel earned a bachelor’s degree from Yale University and a master’s of business administration from the Wharton School at the University of Pennsylvania. He is also chairman of the board of directors of Aspen Aerogels, Inc., a manufacturer of aerogel insulation products, and he serves on the board of Siluria Technologies, Inc.

The Axiall board is composed of 10 highly qualified directors, nine of whom are independent, and all of whom are elected annually. All of Axiall’s board members are active, engaged and highly experienced professionals with diverse operations and management experience at the highest levels of both public and private companies. Axiall’s board members bring significant and broad industry expertise across a range of disciplines that are critical to Axiall’s business, particularly in chemicals and consumer and industrial products, including substantial hands-on experience in the chlor-alkali businesses. Since 2012, Axiall has appointed five new directors, each of whom brings a fresh perspective to the board.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company. Headquartered in Atlanta, Axiall has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers. For more information, visit www.axiall.com.

Additional Information

In connection with the 2016 Annual Meeting, Axiall will file a proxy statement and other documents regarding the 2016 Annual Meeting with the Securities and Exchange Commission (“SEC”) and will mail the definitive proxy statement and a WHITE proxy card to each stockholder of record entitled to vote at the 2016 Annual Meeting. STOCKHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. The final proxy statement will be mailed to stockholders. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Axiall at its website, www.axiall.com, or 1000 Abernathy Road NE, Suite 1200, Atlanta, GA 30328, Attention: General Counsel.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2016 Annual Meeting. Information concerning the Company’s participants is set forth in the proxy statement, dated April 17, 2015, for its 2015 annual meeting of stockholders as filed with the SEC on Schedule 14A and the Company’s Current Reports, dated July 6, 2015, July 28, 2015, September 25, 2015 and November 18, 2015, as filed with the SEC on Form 8-K. Additional information regarding the interests of participants of the Company in the solicitation of proxies in respect of the 2016 Annual Meeting and other relevant materials will be filed with the SEC when they become available.

Forward-Looking Statements Disclaimer

This news release contains “forward-looking statements” as defined in, and subject to the safe harbor provisions of, the federal securities laws. These forward looking statements relate to, among other things, the Company’s anticipated financial performance, prospects and the Company’s plans and objectives for future operations. Forward-looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions and the continued execution of the Company’s long-term business strategy as a stand-alone public company, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, the Company’s ability to successfully implement its strategy to create sustainable, long-term stockholder value, the Company’s ability to successfully implement and administer its cost-saving initiatives (including its restructuring programs) and produce the desired results (including projected savings), future prices for the Company’s products, industry capacity levels for the Company’s products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate the Company’s businesses or manufacture its products, the Company’s ability to generate sufficient cash flows from its business, future economic conditions in the specific industries to which the Company’s products are sold, global economic conditions, the effectiveness of certain previously disclosed and recently implemented changes to the Company’s internal control over financial reporting, the Company’s ability to successfully execute its plans for dispositions and other factors discussed in the Securities and Exchange Commission filings of Axiall from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015; as well as uncertainties regarding future actions that may be taken by Westlake in furtherance of its prior unsolicited proposal or its intent to nominate director candidates for election at the 2016 Annual Meeting, and potential operational disruption caused by Westlake’s future actions that may make it more difficult to maintain relationships with customers, employees or suppliers. The risks and uncertainties above are not the only risks the

Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.

Contacts

Axiall Corporation

Investor Relations

Martin Jarosick, 1-770-395-4524

or

Media

Chip Swearngan, 1-678-507-0554

or

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank, Michael Freitag, or Averell Withers, 1-212-355-4449

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